Exhibit 99.1

[ABC LOGO]

News Release

For more information contact:

Edwin W. Hortman, Jr.

President & CEO

ABC BANCORP REPORTS

FOURTH QUARTER EARNINGS

January 20, 2005

ABC BANCORP (Nasdaq:ABCB), Moultrie, Georgia, today reported net income of $3.8 million, or $.39 per basic share, for the quarter ended December 31, 2004. Net income for the same quarter of 2003 was $3.6 million, or $.37 per basic share. The results represent a 6% increase in net income and a 5% increase in net income per basic share over the same period last year.

Net income for the years ended December 31, 2004 and December 31, 2003 was $13.1 million and $12.0 million, respectively, an increase of 9% for 2004. Net income per basic share for the years ended December 31, 2004 and December 31, 2003 was $1.34 and $1.23, respectively, also an increase of 9% for 2004.

The annualized return on average assets for the quarters ended December 31, 2004 and December 31, 2003 was 1.25% in each case. The annualized return on average equity for the quarters ended December 31, 2004 and December 31, 2003 was 12.62% and 12.76%, respectively.

The return on average assets for the years ended December 31, 2004 and December 31, 2003 was 1.12% and 1.04%, respectively. The return on average equity for the years ended December 31, 2004 and December 31, 2003 was 11.19% and 10.85%, respectively.

Approximately $72,000, net of taxes, was included in the fourth quarter of 2004 for net gain on the sale of two subsidiary banks’ former offices. Included in the fourth quarter 2003 non-interest income was approximately $400,000 that was attributable to two nonrecurring transactions. The first was a gain of approximately $176,000, net of taxes, on the sale of a subsidiary bank’s former office. The second was the reversal of a potential recourse liability of approximately $224,000, net of taxes, that was recorded in connection with the sale during 2002 of the Company’s $4.5 million credit card portfolio. The recourse liability expired during the fourth quarter of 2003.

The Company recorded loan loss provisions of $1.8 million and $3.9 million during the years ended December 31, 2004 and December 31, 2003, respectively. The allowance for loan losses totaled $15.5 million and $15.0 million as of December 31, 2004 and December 31, 2003, respectively. The allowance for loan losses, as a percentage of total loans, was 1.77% as of December 31, 2004 and 1.78% as of December 31, 2003.

Loans charged off (net of recoveries) totaled $1.9 million and $3.9 million for the years ended December 31, 2004 and December 31, 2003, respectively. The ratio of loans charged off (net of recoveries) to average loans was .23% and .47% for the years ended December 31, 2004 and December 31, 2003, respectively.

Non-performing assets totaled $6.1 million and $8.0 million as of December 31, 2004 and December 31, 2003, respectively. The ratio of the allowance for loan losses to non-performing assets was 253% and 188% as of December 31, 2004 and December 31, 2003, respectively. The same ratio, as previously reported, was 227% as of September 30, 2004.

Total average assets were $1.2 billion as of both December 31, 2004 and December 31, 2003. Average net loans were $840 million and $826 million as of December 31, 2004 and December 31, 2003, respectively, an increase of 2% for 2004. Average total deposits were $898 million and $890 million as of December 31, 2004 and December 31, 2003, respectively, an increase of less than 1% for 2004.

Jack Hunnicutt, ABC Bancorp’s Chairman, said, “We were pleased to be able to utilize available capital for the acquisition of Citizens Bancshares, Inc. and its subsidiary, Citizens Bank – Wakulla, in the fourth quarter, and we look forward to growth in that market. We are also proud of asset quality and net interest margin improvements made in 2004.”

Ed Hortman, ABC Bancorp’s President and CEO, noted, “We expect continued improvement in 2005 resulting from asset quality goals and growth objectives both internally and through external expansion. As a new partner on our team, Citizens Bank – Wakulla affords us growth opportunities in an expanding market area.”

At its December 2004 meeting, ABC Bancorp’s Board of Directors declared a cash dividend of $.14 per share payable on January 10, 2005 to shareholders of record as of December 31, 2004.

Also, in a press release dated December 30, 2004, ABC Bancorp announced the appointment of Edwin W. Hortman, Jr. as President and Chief Executive Officer. On December 31, 2004, Jack Hunnicutt retired as Chief Executive Officer. He continues to serve ABC Bancorp as Chairman of the Board and, effective January 1, 2005, as an executive consultant.

ABC Bancorp is headquartered in Moultrie, Georgia, and has 12 banking subsidiaries with 35 locations in southern Georgia, southern Alabama and central Florida.

ABC Bancorp Common Stock is quoted on the Nasdaq National Market under the symbol “ABCB”.

The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/04	12/31/03	12/31/04	12/31/03
EARNINGS SUMMARY
Net interest income	$11,717	$10,791	$44,762	$42,338
Provision for loan losses	(30)	902	1,786	3,945
Non-interest income	3,401	3,962	13,251	14,718
Non-interest expense	9,287	8,370	36,505	35,147
Income taxes	2,073	1,894	6,621	5,954
Net income	$3,788	$3,587	$13,101	$12,010

PER SHARE SUMMARY
Common shares outstanding	9,805,123	9,783,854	9,805,123	9,783,854
Weighted average shares	9,783,794	9,783,854	9,779,913	9,772,166
Income per weighted avg share - basic	$0.39	$0.37	$1.34	$1.23
Dividends declared per share	$0.14	$0.14	$0.56	$0.52

OPERATING RATIOS (annualized)
Net interest rate spread (a)	3.87%	3.77%	3.83%	3.64%
Net interest margin (a)	4.22%	4.11%	4.16%	3.99%
Return on average assets	1.25%	1.25%	1.12%	1.04%
Return on average equity	12.62%	12.76%	11.19%	10.85%
Efficiency (b)	61.43%	56.73%	62.93%	61.60%

ENDING BALANCES
Total assets	$1,268,004	$1,169,111	$1,268,004	$1,169,111
Earning assets	1,166,781	1,073,521	1,166,781	1,073,521
Intangible assets	28,699	22,517	28,699	22,517
Loans, net of reserve	861,580	825,576	861,580	825,576
Allowance for loan losses	15,493	14,963	15,493	14,963
Deposits	986,391	906,524	986,391	906,524
Stockholders’ equity	120,938	113,613	120,938	113,613
Book value per share	$12.33	$11.61	$12.33	$11.61
Tangible book value per share	$9.41	$9.31	$9.41	$9.31
Stockholders’ equity to total assets	9.54%	9.72%	9.54%	9.72%

(a)	Computed using fully taxable-equivalent net income.
(b)	Computed by dividing non-interest expense by the sum of net interest income and non-interest income.
(c)	Computed by adding nonperforming loans, foreclosed real estate and repossessed collateral.

ABC BANCORP

FINANCIAL HIGHLIGHTS

(unaudited)

(dollars in thousands except per share data)

	QUARTER ENDED		YEAR-TO-DATE
	12/31/04	12/31/03	12/31/04	12/31/03
AVERAGE BALANCES
Total assets	$1,210,400	$1,145,841	$1,173,212	$1,157,702
Earning assets	1,118,755	1,058,740	1,083,961	1,068,464
Loans, net of reserve	850,279	829,147	839,811	825,990
Deposits	930,678	880,089	897,906	889,664
Equity	120,087	112,419	117,064	110,694

ASSET QUALITY
Nonperforming loans	$5,639	$6,472	$5,639	$6,472
Nonperforming assets (c)	6,115	7,977	6,115	7,977
Net loan charge-offs (recoveries)	402	1,372	1,911	3,850
Allowance for loan loss to loans	1.77%	1.78%	1.77%	1.78%
Net loan charge-offs(recoveries) to average loans	0.05%	0.17%	0.23%	0.47%
Nonperforming loans to gross loans	0.64%	0.77%	0.64%	0.77%
Nonperforming assets to allowance for loan loss	39.47%	53.31%	39.47%	53.31%
Allowance for loan loss to nonperforming assets	253.36%	187.58%	253.36%	187.58%
Nonperforming assets to total assets	0.48%	0.68%	0.48%	0.68%

	12/31/04	REQUIRED	EXCESS
REGULATORY CAPITAL RATIOS
Leverage	10.43%	4.00%	6.43%

Risk-based
Core Capital	13.33%	4.00%	9.33%
Total Capital	14.98%	8.00%	6.98%